Exhibit 23.1

Consent of Registered Independent Auditors

Board of Directors
My Complete Care, Inc.
Hollywood, Florida

We hereby consent to the incorporation by reference in this Form 10 to our report dated May 25, 2010 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of My Complete Care, Inc. for the three months ended March 31, 2010 and to all references to our firm included in this Form 10.

KBL, LLP
Certified Public Accountants and Advisors
May 27, 2010